UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Box, Inc.

(Name of Registrant as Specified In Its Charter)

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Box Illustrates Wide-Spread Industry Analyst Recognition of Significant
Operational and Financial Progress

Reiterates Substantially Improved Performance, Accelerated Growth Strategy and Governance Enhancements Driving Total Stockholder Returns Ahead of Saas Peer Set1

Refutes Starboard’s False and Misleading Assertions

Mailing Letter to Stockholders Urging Stockholders to Vote “FOR ALL” Three of Box’s Highly Qualified Director Nominees on the BLUE Proxy Card

REDWOOD CITY, CALIF. – Box, Inc. (NYSE: BOX) today announced that it is mailing a letter to stockholders in connection with its 2021 Annual Meeting of Stockholders (“Annual Meeting”) urging stockholders to vote the BLUE proxy card “FOR ALL” three of Box’s highly qualified directors standing for election – Dana Evan, Peter Leav and Aaron Levie. The Annual Meeting will be held on September 9, 2021 and Box stockholders of record as of July 12, 2021, will be entitled to vote at the meeting.

Highlights from the letter include:

•	Box is being overseen by a Board that is dramatically refreshed and already has Starboard-approved directors, including the Chair of the Board as well as Chairs of the Compensation and Audit Committees, leading the company forward.
•	Starboard is attempting to divert investors’ attention away from Box’s substantially improved operating and financial performance as well as the changes already made at the company.
•	Starboard has repeatedly made value-destructive demands to sell the company or to fire the company’s CEO.
•	Peter Feld is waging this proxy contest solely because the current directors, including the Starboard-approved directors, exercised independent judgment to act in the best interests of ALL Box stockholders rather than capitulating to Mr. Feld’s individual predetermined agenda.
•	Numerous independent industry analysts have recognized the benefits of actions being taken by the reconstituted Board to the company’s performance and value creation for stockholders, including:
–	Box’s strong strategy, execution and acceleration of growth;
–	The company’s strong preliminary second quarter results and raised FY22 guidance that demonstrate continued business momentum;
–	The KKR-led investment is a strong vote of confidence in Box’s strategy and potential; and
–	The Board has taken action to enhance Box’s corporate governance.

The full text of the letter follows and can be found at VoteBlueforBox.com or on the investor relations section of the company’s website.

Protect the Value of Your Investment:

Vote “FOR ALL” Three of Box’s Highly Qualified Director Nominees
On the BLUE Proxy Card Today

1 SaaS Peer Set includes 8x8, FireEye, Guidewire, HubSpot, New Relic, Nutanix, Qualys, Momentive, Solar Winds, Zendesk, and Zuora

August 16, 2021

Dear Fellow Stockholder,

Your Board and management team have taken meaningful actions to accelerate Box’s growth strategy, improve operational and financial results, and enhance corporate governance. The company’s positive momentum is further evidenced by Box’s strong preliminary fiscal second quarter 2022 financial results and raised fiscal year 2022 guidance, reported on August 12, 2021. As a result of actions already taken, Box is in the strongest financial position in its history. Since the Starboard settlement in March 2020, the company has generated a total stockholder return of 119%2, outperforming our SaaS peer set3. More broadly, Box’s stock is one of the top ten performing software company stocks to date this year4.

The undisputable facts are clear. The Box of today is not the Box of 2019. The Box Board has been reconstituted with 70% of the Board having a tenure of three years or less and 20% of the Board already being Starboard-approved directors who hold a majority of the Board leadership positions, including Chair of the Board and Chairs of the Compensation and Audit Committees. Further, the Board has repeatedly demonstrated that it is open to change, while the company’s clear operating strategy and accelerating momentum reflect where Box is headed, which we believe is underscored by Box’s total stockholder return over the last year.

It appears that Starboard views the positive actions taken by the Board, as well as Box’s improved financial performance and industry-leading total stockholder returns, as negatives through the lens of its own self-interest of gaining seats on the Box Board. Starboard is making false and misleading statements in an attempt to divert investors’ attention away from the tremendous progress that has been made and appears to be continuing with this proxy contest for the sole purpose of placing Peter Feld on the Board. Further, Starboard’s public posture continues to disown Mr. Feld’s repeated private communications to the company.

Mr. Feld has repeatedly shown that he is close-minded by making value-destructive demands to sell the company or to fire the company’s CEO. Mr. Feld abruptly withdrew his support for the company’s path after Box’s third quarter fiscal 2021 results. Since that time, although Box has been reaccelerating growth, improving operating margin and meeting or beating its stated financial targets, Mr. Feld has consistently demonstrated to the Board an inability to have a constructive dialogue regarding potential paths to create value for all Box stockholders.

The question in front of stockholders today is clear: is it in the best interest of stockholders to replace three highly qualified directors, despite the extensive change that has already been implemented, with a slate of nominees that has been put forward by Starboard only because the Board exercised independent judgment and declined to either sell the company or fire the CEO? We believe the answer is just as clear: allow Box to continue its growth trajectory and current momentum, which is being overseen by a reconstituted, world-class Board – seven members of which have joined in the last three years, and two of which are Starboard-approved.

2 Data as of August 13, 2021

3 SaaS Peer Set includes 8x8, FireEye, Guidewire, HubSpot, New Relic, Nutanix, Qualys, Momentive, Solar Winds, Zendesk, and Zuora

4Based on the year-to-date share price performance of approximately 100 software companies

Importantly, a broad range of independent industry analysts support the actions we are taking and recognize the significant progress we are making to evolve the business and drive value for stockholders, as summarized below. This includes seven different industry analysts who have issued reports since March of this year, noting how the company’s strategy and execution as well as changes to the Board are producing results.

We are confident that the current Box Board — including Dana Evan, Peter Leav and Aaron Levie, the three directors up for re-election this year — is well equipped to guide the company’s strategy, with the expertise necessary to drive enhanced value for stockholders. Seven new directors have joined the Box Board in the last three years, including two directors that were approved by Starboard. We believe the skillsets of the company’s nominees outmatch Starboard’s slate in every critical area. Starboard’s nominees have no SaaS and enterprise software expertise and no track record of value creation at SaaS companies.

We strongly urge you to protect the value of your investment by voting “FOR ALL” of Box’s three highly qualified directors standing for election at the September 9, 2021 Annual Meeting by using the enclosed BLUE proxy card today.

BROAD RANGE OF RECENT INDUSTRY ANALYST REPORTS RECOGNIZE BENEFITS OF ACTIONS ON THE COMPANY’S PERFORMANCE AND VALUE CREATION FOR STOCKHOLDERS

Box Has Strong Strategy, is Executing Well and Accelerating Growth:

•	“… we think investors should take notice on BOX’s execution against targets in recent quarters, which reference both improved growth AND margin expansion. With the suite approach resonating, improving productivity from its sales team, and a broadened product suite, we would argue that visibility into the growth/margin profile is at an all-time high.” – Raymond James, 05/27/21

•	“Box saw success with large deals, closing a F1Q record 59 +$100k deals (+48% y/y) vs. 40 a year ago as Suites remains a driving force with a record 49% attach rate on +$100k deals. More broadly Box is committed to the multi-product/upsell strategy, generating 59% of recurring revenue from customers with add-ons, which we see expanding as Box pursues an add-on focused go-to-market model and net retention rate expansion.” – KeyBanc, 05/27/21

•	“Overall, we come away positive on Box’s progress in both product and sales execution and are comfortable incremental leverage can be gained (and progress made towards FY24 targets of 12-16% revenue growth/mid-20% OM) as Box adds quota carrying sales people, more focus is put on Suites traction…, and as new features strengthen the product portfolio (especially Shield and Sign).” – Oppenheimer, 05/28/21

•	“Our view remains that Box is still scratching the surface of its enterprise content management (ECM) opportunity, having created a broad and differentiated solution set (particularly with the addition of Shield, Relay, and most recently Sign) and a refined solution-selling motion, which has led to growing attach rates for its Suites bundles.” – William Blair, 06/16/21

Box’s Strong Preliminary Q2 Results and Raised FY22 Guidance Demonstrate Continued Business Momentum:

•	“F2Q results represent another step in the right direction for Box as it continues to deliver low double-digit growth on a significantly higher margin profile (now projecting 19.5% margins for FY22). We're encouraged by the continued improvement in margins...” – Raymond James, 08/12/21

•	“Ultimately, top-line growth has remained resilient and leading indicators suggest it will continue to be resilient, if not slightly accelerate over the medium term. Combining this with continued operating margin expansion (+~440bp yoy) and share repurchases, we continue to think shares are attractive at current levels.” – Berenberg Capital Markets, 08/12/21

•	“The results suggest steady product and sales execution and progress toward longer-term growth and operating margin targets (12–16% revenue growth/mid-20% OM). We believe NRR remains the key metric to watch and that recent gains can be sustained as the company's GTM/sales efforts provide a lift across more of the customer base and as the feature set continues to evolve (more security features, BoxSign, etc.).” – Oppenheimer, 08/12/21

•	“This morning, Box preannounced solid results for its second quarter and raised guidance for the full year. Revenue growth of 11% in the second quarter represented continued modest acceleration from the prior two quarters. Even more encouraging though was a 300-basis-point improvement in NRR (to 106%), 70% attach rate for Suites bundles (up more than 20 points from the prior quarter), and billing growth of 13%.” – William Blair, 08/12/21

KKR-Led Investment is a Strong Vote of Confidence in Box’s Strategy and Potential:

•	“…we view KKR’s investment as a strong vote of confidence in Box’s business, which has already begun to show signs of fundamental improvement in recent quarters… The preferred convertible structure offers upside potential to KKR (which clearly sees untapped value in the stock at current levels), and the use of proceeds (in the form of a Dutch auction buyback) offers an arbitrage opportunity for current shareholders.” – William Blair, 04/08/21

•	“…we believe the large investment from KKR is a very positive indicator about the strength and potential of the business…with KKR’s track record and Mr. Park’s addition to the board of directors, we believe that Box should be able to successfully continue implementing its strategy.” – Berenberg Capital Markets, 04/08/21

Box Has Taken Action to Enhance its Corporate Governance:

•	“As an independent director, we view Bethany Mayer’s appointment to chair of the board favorably and note that this follows other steps Box has taken to improve its corporate governance.” – DA Davidson, 04/08/21

•	“Moreover, Box has continued to take a more shareholder friendly stance to its board composition, while clearly committing to a more profitability oriented operating model.” – Raymond James, 04/08/21

VOTE TODAY TO HELP ENSURE BOX’S CONTINUED MOMENTUM

Box’s directors up for re-election at the Annual Meeting – Dana Evan, Peter Leav, and Aaron Levie – have played essential roles in designing and overseeing the execution of Box’s strategy, and have the expertise needed to continue to drive the company forward. We are confident that their skillsets are vastly superior to those of Starboard’s nominees. Starboard’s proposed changes to the Board would risk this significant progress underway and jeopardize the long-term potential of your investment.

Protect the value of your investment and vote the BLUE proxy card today “FOR ALL” three of Box’s director nominees: Dana Evan, Peter Leav and Aaron Levie.

Thank you for your support.

Box Board of Directors

YOUR VOTE IS IMPORTANT!

Simply follow the easy instructions on the enclosed BLUE proxy card to vote by telephone, by internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the BLUE “VOTE NOW” button in the accompanying email. Finally, if you are voting through your brokerage firm’s website, please be careful to vote using the “Management” option rather than “Opposition.”

Remember--please do not vote using any White proxy card materials provided on behalf of Starboard—even as a “protest vote.” Any vote using the White proxy card will revoke your prior vote on a BLUE proxy card, and only your latest-dated proxy counts.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, at:

1 (877) 750-8233 (toll-free from the U.S. and Canada)

or

+1 (412) 232-3651 (from other locations)

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to Box. Wilson Sonsini Goodrich & Rosati, P.C. and Sidley Austin LLP are serving as legal advisors to Box.

About Box, Inc.

Box (NYSE:BOX) is the leading Content Cloud that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, JLL, and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit http://www.box.com. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions, which may include statements regarding Box’s expectations regarding the size of its market opportunity, sales productivity, its leadership position in the cloud content management market, the demand for its products, the impact of its acquisitions on future Box product offerings, its ability to grow and scale its business and drive operating efficiencies, its ability to achieve revenue targets and billings expectations, its ability to achieve profitability on a quarterly or ongoing basis, its free cash flow, its ability to grow unrecognized revenue and remaining performance obligations, the timing of recent and planned product introductions, enhancements and integrations, the short- and long-term success, market adoption and retention, capabilities, and benefits of such product introductions and enhancements, the success of strategic partnerships, its revenue, billings, gross margin, GAAP and non-GAAP net income (loss) per share, non-GAAP operating margins for future periods, the related components of GAAP and non-GAAP net income (loss) per share, net retention rate, weighted-average outstanding share count expectations for Box’s fiscal second quarter and full fiscal year 2022, equity burn rate, the KKR-led investment and achievement of its potential benefits; any potential repurchase of shares of Box common stock, whether, when, in what amount and by what method any such repurchase would be consummated, and the per share price of any such repurchase. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: (1) adverse changes in general economic or market conditions, including those caused by the COVID 19 pandemic; (2) delays or reductions in information technology spending; (3) factors related to Box’s highly competitive market, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by Box’s current or future competitors; (4) the development of the cloud content management market; (5) the risk that Box’s customers do not renew their subscriptions, expand their use of Box’s services, or adopt new products offered by Box on a timely basis, or at all; (6) Box’s ability to provide timely and successful enhancements and integrations, new features, integrations and modifications to its platform and services; (7) actual or perceived security vulnerabilities in Box’s services or any breaches of Box’s security controls; (8) Box’s ability to realize the expected benefits of its third party partnerships; (9) the potential impact of shareholder activism on Box’s business and operations; and (10) Box’s ability to successfully integrate acquired businesses and achieve the expected benefits from those acquisitions. Further information on these and other factors that could affect the forward-looking statements we make in this press release can be found in the documents that we file with or furnish to the US Securities and Exchange Commission, including Box's most recent Quarterly Report on Form 10 Q filed for the fiscal quarter ended April 30, 2021.

These statements are based on estimates and information available to us at the time of this press release and are no guarantees of future performance. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Important Additional Information and Where to Find It

Box has filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”), an accompanying BLUE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from Box stockholders for Box’s 2021 Annual Meeting of Stockholders. BOX STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BOX’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying BLUE proxy card, any amendments or supplements to the Proxy Statement and other documents that Box files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of Box’s Investor Relations website at www.boxinvestorrelations.com or by contacting Box’s Investor Relations department at ir@box.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors:
Cynthia Hiponia / Elaine Gaudioso
+1 650-209-3463
ir@box.com

Or

Innisfree M&A Incorporated
Larry Miller / Jennifer Shotwell
212-750-5833

Media:
Denis Roy / Rachel Levine
+1 650-543-6926
press@box.com

Or

Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Dan Moore
+1 212-355-4449